UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2015

LAYNE CHRISTENSEN COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34195	48-0920712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Hughes Landing Blvd, Suite 700

The Woodlands, Texas 77380

(Address of principal executive offices)

(281) 475-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 19, 2015, David D. Singleton resigned from his position as Senior Vice President of Operations—Domestic of Layne Christensen Company (the “Company”), with such resignation to become effective on January 30, 2015.

As part of an assessment of the Company’s management structure, the Company has decided to eliminate the positions of Senior Vice President of Operations—Domestic and Senior Vice President of Operations—International. As a result, Mr. Singleton’s position will not be filled and Gernot Penzhorn’s position as Senior Vice President of Operations—International will be eliminated effective as of January 30, 2015. The Company’s Chief Executive Officer and President will assume the duties previously performed by the Senior Vice Presidents of Operations.

In connection with Mr. Penzhorn’s departure, the Company and Mr. Penzhorn entered into a letter agreement (the “Severance Agreement”) and Mr. Penzhorn provided a release of claims in favor of the Company (the “Release”). Pursuant to the terms of the Severance Agreement, Mr. Penzhorn will receive a severance package including, among other things, (i) 12 months of salary support at a rate of $5,769.23 per week, subject to deductions required by law, paid bi-weekly in accordance with the Company’s normal payroll practices, (ii) continuation of the Company-paid portion of the premiums for Mr. Penzhorn’s coverage under the Company’s health, dental and vision plans for 12 months, and (iii) accelerated vesting of the Company’s contribution to the Company’s Deferred Compensation Plan made in 2011, resulting in an additional $182,487.81 benefit under that plan. Under the Severance Agreement, among other things, Mr. Penzhorn is subject to confidentiality and nondisparagement provisions, a 12-month noncompetition restriction and 12-month customer and employee nonsolicitation restrictions. The foregoing descriptions of the Release and the Severance Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Acceptance and Release in favor of the Company by Gernot Penzhorn dated January 23, 2015

10.2	Letter Agreement between the Company and Gernot Penzhorn dated January 23, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Layne Christensen Company

Date: January 23, 2015	By:	/s/ Steven F. Crooke
Steven F. Crooke
Sr. Vice President-General Counsel & Secretary